Exhibit 2.04
Torreon Holdings, Inc.
3290 South Camino del Sol, Suite 140
Green Valley, Arizona 85614
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                                                          Telephone 520.625.5011
                                                                Fax 520.625.5751




                                                  June 19, 2000


Mr. Norman L. Peterson
Empire Energy Corporation
11011 King Street, Suite 260
Overland Park, Kansas 66210

          RE: Letter of Understanding

Dear Norm:

     This letter is written as a proposal resulting from our negotiations of last week relative to the purchase of our interest in One E Group, Inc. by Empire Energy Corporation.

     It is our desire to proceed with this matter as outlined below. All of us are obviously excited about the future prospects of One E Group and agree that it has explosive potential.

     Likewise, we are in accord about the objective of making it a publicly held entity in the near future. It is our thinking that you are better positioned to accomplish that goal than we are. We are, in fact, confident that this is an event which will take place.

     The problem, from the Torreon perspective, is that, if One E Group does become public, we will have sold our interest for a vastly deflated figure which is not equitable. So to address that matter and to keep the overall deal fair to all parties, we would purpose the following:

     (1) We will accept 500,000 shares of restricted Empire common stock for all of Torreon's holdings in One E Group (5,500,000 shares).

     (2) We will be responsible for delivering half of the One E Group stock held by insiders (totaling 2,000,000 shares) in return for 200,000 shares of restricted Empire common stock.

Mr. Norman L. Peterson
Empire Energy Corporation
June 19, 2000
Page 2


     (3) Additionally, we will accept the issuance of 11,000,000 warrants for Empire common stock in favor of Torreon. Said warrants will contain the following stipulations and conditions.

          a.   $3.00 Exercise Price

          b.   12-month term

          c. The warrants are to be non-cancelable but callable at .001 cents per warrant if not exercised within 60 days after Empire Energy Corporation stock trades at 185% of the exercise price on a public market for 30 consecutive calendar days.

     This proposal, as I stated, has the effect of giving us an opportunity to recognize gain if the venture proceeds, and is, in our opinion, most fair. If this meets with your approval, please sign below.

     We look forward to a most rewarding venture for all.

                                          By order of the Board of Directors
                                          Torreon Holdings, Inc.



                                          By: /s/ Gary J. Keshner
                                          --------------------------
                                          Gary J. Kershner, Chairman

GJK:de


              Accepted
     Empire Energy Corporation


By: /s/ Norman L. Peterson
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Norman L. Peterson, President


Date:
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